UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2007
ONE EARTH ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	333-135729 (Commission File Number)	20-3852246 (I.R.S. Employer Identification No.)

1306 West 8th Street, Gibson City, IL (Address of principal executive offices)	60936 (Zip Code)
(217) 784-4284
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 20, 2007, we entered into a Construction Loan Agreement with First National Bank of Omaha, N.A. of Omaha, Nebraska (“FNBO”) and certain other financial institutions (collectively the “Banks”). Under the Agreement, the Banks have agreed to loan us up to $111,000,000 for the purpose of partially funding the construction of our 100 million gallon per year ethanol plant, consisting of a $100,000,000 Construction Loan, together with a $10,000,000 Revolving Loan and $1,000,000 letter of credit with Swap Contracts.
During the construction period, interest on the Construction Loan will be payable on a quarterly basis on the outstanding principal amount at a variable rate equal to the three (3) month LIBOR Rate, in effect from time to time, plus (a) 310 basis points prior to maturity, and (b) an additional 600 basis points after maturity, whether by acceleration or otherwise. On the Construction Loan Termination Date, the Construction Loan will be converted into the Term Loan and replaced by the following term notes:
(a)	Fixed Rate Note. A loan in the maximum amount of $50,000,000. Interest on the Fixed Rate Note shall accrue at a per annum rate equal to the three (3) month LIBOR Rate plus (a) 300 basis points on the Note Date and at the three (3) month LIBOR Rate plus (b) 900 basis points after maturity, whether by acceleration or otherwise. The Fixed Rate Note will mature and terminate on the fifth anniversary of the Construction Termination Date.

(b)	Variable Rate Note. A loan in the maximum amount of $40,000,000 representing the principal balance of the Construction Note less the Fixed Rate Note and less the $10,000,000 Long Term Revolving Note. Interest on the Variable Rate Note shall accrue at a variable rate equal to the three (3) month LIBOR Rate in effect from time to time plus (a) 310 basis points prior to maturity, and (b) an additional 910 basis points after maturity, whether by acceleration or otherwise. The Variable Rate Note will mature and terminate on the fifth anniversary of the Construction Loan Termination Date.

(c)	Long Term Revolving Note. A loan in the maximum amount of $10,000,000. Interest on the Long Term Revolving Note shall accrue at a variable rate equal to the three (3) month LIBOR Rate, in effect from time to time, plus (a) 300 basis points prior to maturity, and (b) an additional 900 basis points after maturity, whether by acceleration or otherwise. We may borrow, repay and reborrow under the Long Term Revolving Loan, without penalty or premium, either the full amount of the Long Term Revolving Loan or any lesser sum until termination of the Long Term Revolving Note. The Long Term Revolving Note will mature and terminate on the fifth anniversary of the Construction Loan Termination Date.
We are obligated to repay the Term Loan as follows:
(a)	We will make quarterly principal payments on the Fixed Rate Loan ranging from approximately $828,141.32 to $1,176,544.28 plus accrued interest commencing on the eighth day of every third month commencing three (3) months immediately following the Construction Loan Termination Date. A final balloon payment of approximately $31,131,349.34 will be due on the termination date of the Fixed Rate Loan.

(b)	We will make quarterly payments of $1,902,832.10 beginning the eighth day of every third month commencing three (3) months immediately following the Construction Loan Termination Date which shall be allocated as follows: (i) first to accrued and unpaid interest on the Long Term Revolving Note, (ii) next to accrued and unpaid interest on the Variable Rate Note, and (iii) next to principal on the Variable Rate Note.

(c)	After the Variable Rate Note has been fully paid, such quarterly payments shall be allocated first to accrued and unpaid interest on the Long Term Revolving Note, and then to principal on the Long Term Revolving Note, with reductions in the availability thereof.

(d)	At the end of each fiscal year, we must apply an amount equal to 20% of our excess cash flow, but not to exceed $6,000,000 in any fiscal year, to the maximum availability on the Long Term Revolving Note. Excess cash flow is determined as EBITDA less taxes, capital expenditures, allowable distributions, and scheduled payments to the Banks.

(e)	Notwithstanding the foregoing, all unpaid principal and accrued and unpaid interest for all Term Notes shall be due and payable on their respective termination dates, if not sooner paid.
Revolving Loan. The Revolving Loan consists of a maximum $10,000,000 revolving line of credit. The Revolving Loan shall not exceed in the aggregate principal amount the lesser of $10,000,000 or our Borrowing Base. Our Borrowing Base is the aggregate of: (i) 75% of our corn inventory value, plus (ii) 75% of our ethanol and distillers grains accounts aged 30 days or less plus (iii) 75% of our finished goods inventory for ethanol and distillers grains, plus (iv) 100% of the positive balance of our hedging accounts pledged to FNBO, less (v) the negative balance of our hedging accounts. Interest on the Revolving Loan shall accrue at a rate equal to the one (1) month LIBOR Rate plus 310 basis points until maturity and at a rate equal to the one (1) month LIBOR rate plus 910 basis points after maturity, whether by acceleration or otherwise. The Revolving Loan will mature and terminate on September 19, 2008.
In connection with the Construction Loan Agreement, we executed a mortgage in favor of FNBO creating a first lien on our real estate and plant and a security interest in all personal property located on the our property. In addition, we assigned in favor of FNBO, all rents and leases to our property, the design/build contract, our marketing contracts, our risk management services contract, and our natural gas, electricity, water service and grain procurement agreements.
In addition, during the term of the loans, we will be subject to certain financial covenants consisting of minimum working capital, minimum net worth, and maximum debt service coverage ratios. After our construction phase we will be limited to annual capital expenditures of $1,000,000 without prior approval of the Banks. We will also be prohibited from making distributions to our members of greater than 42% of our net income during any fiscal year if our debt leverage ratio (combined total liabilities to net worth) is greater than or equal to 1.0: 1.0. If our debt leverage ratio is less than 1.0: 1.0, we may make distributions up to 65% of our net income. We must be in compliance with all financial ratio requirements and loan covenants before and after any such distributions are made to our members. Our failure to comply with the protective loan covenants or maintain the required financial ratios may cause acceleration of the outstanding principal balances on the term notes and revolving note and/or the imposition of fees, charges or penalties. Any acceleration of the debt financing or imposition of the significant fees, charges or penalties may restrict or limit our access to the capital resources necessary to continue plant construction or operations.
Upon an occurrence of an event of default or an event which will lead to our default, FNBO may upon notice terminate its commitment to loan funds and declare the entire unpaid principal balance of the loans, plus accrued interest, immediately due and payable. An event of default includes, but is not limited to, our failure to make payments when due, insolvency, any material adverse change in our financial condition or our breach of any of the covenants, representations or warranties we have given in connection with the transaction.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE EARTH ENERGY, LLC
Date: September 25, 2007	/s/ Steve Kelly
Steve Kelly
Chairman and President (Principal Executive Officer)